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                     May 3, 2021

       Neil Sorahan
       Chief Financial Officer
       Ryanair Holdings plc
       c/o Ryanair DAC
       Dublin Office
       Airside Business Park, Swords
       County Dublin, K67 NY94, Ireland

                                                        Re: Ryanair Holdings
plc
                                                            Form 20-F for
Fiscal Year Ended March 31, 2020
                                                            July 28, 2020
                                                            Form 6-K Filed on
February 1, 2021
                                                            000-29304

       Dear Mr. Sorahan:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              David I. Gottlieb